FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
SECOND QUARTER FISCAL 2010 RESULTS

~ Net Sales of $393 Million; Increase of 6% ~
~GAAP EPS of $0.73 (Increase of 52%);Adjusted EPS of $0.80 (Increase of 31%) ~
~ Raising Fiscal 2010 Guidance for Cash Flow from Operations and Adjusted EPS ~

          New York, New York (January 27, 2010) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its second fiscal quarter ended December 31, 2009.

SECOND QUARTER RESULTS

          For the quarter ended December 31, 2009, the Company reported net sales of $393.3 million, an increase of 6.3%, as compared to the second quarter of the prior fiscal year. Excluding the favorable impact of foreign currency translation, net sales increased by 3.3%.

          Net income per diluted share for the second fiscal quarter ended December 31, 2009 was $0.73, as compared to net income per diluted share of $0.48 for the prior year period. Excluding restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share for the three months ended December 31, 2009 was $0.80, as compared to net income per diluted share of $0.61 for the prior year period. The prior year period also excludes expenses and non-cash charges related to the Liz Claiborne license agreement. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Our results for the second quarter reflect an improved balance between shipments and retail sales at certain of our North American mass retail customers, continued strong sales performance in our Asia-Pacific business, which increased by 19% this quarter, and momentum in our travel retail business. Although we saw revenues accelerate during the second quarter, our retailers are still managing inventories conservatively and, as such, we are still using caution regarding our second half revenue projections."

          Mr. Beattie continued, "We are continuing to focus on improving the efficiency of our business processes, which are driving improvement in gross margins, EBITDA margins and working capital utilization. I am extremely pleased with the continued momentum we are seeing in these metrics and the related improvement in cash flow, return on invested capital, and the de-leveraging of our balance sheet. More specifically, adjusted gross margins increased by 270 basis points in the second fiscal quarter, and inventory declined by $126 million, or 32%, as compared to December 2008 levels. This contributed to fiscal year-to-date cash flow from operations of $77 million and an $80 million, or 55%, reduction in our credit line balance as compared to the end of the second fiscal quarter of the prior year. As such, we are raising our guidance for cash flow from operations for fiscal 2010 from a range of $50 million to $60 million to a range of $70 million to $75 million."

SIX MONTHS RESULTS

          For the six months ended December 31, 2009, the Company reported net sales of $658.5 million, an increase of 0.7%, or a decrease of 0.3% excluding the favorable impact of foreign currency, as compared to the prior year period. Net income per diluted share was $0.74, as compared to $0.04 for the prior year period. Excluding restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share was $0.85, as compared to net income per diluted share of $0.71 for the prior year period. The prior year period also excludes expenses and non-cash charges related to the Liz Claiborne license agreement.

OUTLOOK

          The Company is raising its annual earnings guidance for the fiscal year ending June 30, 2010, and now expects earnings per diluted share to be in the range of $0.63 to $0.73. The Company's guidance for net sales for fiscal 2010 is for net sales to increase by 2.5% to 3.5%, as compared to the prior fiscal year. For the third quarter of fiscal 2010, the Company expects net sales of $210 million to $217 million and a net loss per diluted share of $0.15 to $0.19. The earnings guidance for the third fiscal quarter reflects a higher proportion of advertising and promotional spend as compared to the third fiscal quarter of fiscal 2009.

          The guidance assumes January 2010 foreign currency rates and excludes restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative. The Company notes that the ongoing global economic uncertainty may continue to have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales and earnings guidance, excluding the impact of foreign currency and restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until February 27, 2010.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended

	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net Sales	$393,345	$370,005	$658,508	$654,193
Cost of Goods Sold:
Cost of Sales	217,827	218,393	366,103	396,167
Depreciation Related to Cost of Goods Sold	1,194	1,137	2,461	2,248

Total Cost of Goods Sold	219,021	219,530	368,564	398,415

Gross Profit	174,324	150,475	289,944	255,778
Gross Profit Percentage	44.3%	40.7%	44.0%	39.1%

Selling, General and Administrative Expenses	132,038	120,338	235,981	229,725
Depreciation and Amortization	5,803	5,337	11,812	10,566

Total Operating Expenses	137,841	125,675	247,793	240,291

Interest Expense, Net	5,804	7,026	11,415	13,601

Income Before Income Taxes	30,679	17,774	30,736	1,886
Provision for Income Taxes	9,623	4,108	9,640	736

Net Income	$21,056	$13,666	$21,096	$1,150

As reported:

Net Income Per Basic Share	$0.75	$0.49	$0.75	$0.04
Net Income Per Diluted Share	$0.73	$0.48	$0.74	$0.04

Basic Shares	28,071	27,980	28,040	27,951
Diluted Shares	28,707	28,648	28,591	28,778

EBITDA (a)	$43,480	$31,274	$56,424	$28,301
EBITDA margin (a)	11.1%	8.5%	8.6%	4.3%

Adjusted to exclude the effect of Liz Claiborne-related and restructuring and other expenses, net of taxes (b)(c)(d):

Gross Profit	$174,324	$154,006	$289,944	$275,704
Gross Profit Percentage	44.3%	41.6%	44.0%	42.1%

Net Income	$22,896	$17,378	$24,348	$20,506

Net Income Per Basic Share	$0.82	$0.62	$0.87	$0.73
Net Income Per Diluted Share	$0.80	$0.61	$0.85	$0.71

EBITDA (a)	$45,451	$37,209	$60,411	$54,466
EBITDA margin (a)	11.6%	10.1%	9.2%	8.3%

(a)    EBITDA is defined as net income plus the provision for income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of Liz Claiborne-related, restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

       The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Six Months Ended

	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income	$21,056	$13,666	$21,096	$1,150
Plus:
Provision for income taxes	9,623	4,108	9,640	736
Interest expense, net	5,804	7,026	11,415	13,601
Depreciation related to cost of goods sold	1,194	1,137	2,461	2,248
Depreciation and amortization	5,803	5,337	11,812	10,566

EBITDA	43,480	31,274	56,424	28,301
Liz Claiborne-related expenses (c)	-	4,223	-	23,314
Restructuring and other expenses (d)	1,971	1,712	3,987	2,851

EBITDA as adjusted	$45,451	$37,209	$60,411	$54,466

(b)    The table below reconciles the calculation of (i) gross profit, (ii) net income and (iii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne-related, restructuring and other expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Six Months Ended

	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Adjusted to exclude the effect of Liz Claiborne- related, restructuring and other expenses

Gross Profit:
Gross profit as reported	$174,324	$150,475	$289,944	$255,778
Liz Claiborne-related expenses (c)	-	3,531	-	19,926

Gross profit as adjusted	$174,324	$154,006	$289,944	$275,704

Net Income (d):
Net income as reported	$21,056	$13,666	$21,096	$1,150
Liz Claiborne-related expenses, net of tax (c)	-	2,641	-	17,247
Restructuring and other expenses, net of tax (e)	1,840	1,071	3,252	2,109

Net income as adjusted	$22,896	$17,378	$24,348	$20,506

Net Income Per Basic Share (d):
Net income per basic share as reported	$0.75	$0.49	$0.75	$0.04
Liz Claiborne-related, restructuring and other expenses, net of tax (c) (e)	0.07	0.13	0.12	0.69

Net income per basic as adjusted	$0.82	$0.62	$0.87	$0.73

Net Income Per Diluted Share:
Net income per diluted share as reported	$0.73	$0.48	$0.74	$0.04
Liz Claiborne-related, restructuring and other expenses, net of tax (c) (e)	0.07	0.13	0.11	0.67

Net income per diluted share as adjusted	$0.80	$0.61	$0.85	$0.71

(c)    For the three months ended December 31, 2008, gross margin and net income include $3.5 million of non-cash expenses relating to Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. Net income for the three months ended December 31, 2008 also includes $0.7 million of Liz Claiborne transition expenses. For the six months ended December 31, 2008, gross margin and net income include $18.9 million of non-cash expenses relating to the Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement and $1.0 million of Liz Claiborne transition expenses in cost of sales. Net income for the six months ended December 31, 2008, also includes $4.4 million of Liz Claiborne transition expenses in selling, general and administrative expenses.

(d)    For the three months ended December 31, 2009, includes $0.9 million related to the implementation of our Oracle accounting and order processing systems and $1.1 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. For the six months ended December 31, 2009, includes $1.6 million related to the implementation of our Oracle accounting and order processing systems, $2.0 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.4 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative. For the three months ended December 31, 2008, includes $0.6 million related to the implementation of our Oracle accounting and order processing systems, $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.9 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative. For the six months ended December 31, 2008, includes $0.8 million related to the implementation of our Oracle accounting and order processing systems, $1.2 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.9 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative.

(e)    On a reported basis, for both the three and six months ended December 31, 2009, our effective tax rate, which is calculated as a percentage of income before income taxes, was 31.4%, respectively. On an adjusted basis, for both the three and six months ended December 31, 2009, our effective tax rate was 29.9%. On a reported basis, for the three and six months ended December 31, 2008, our effective tax rate, which is calculated as a percentage of income before income taxes, was 23.1% and 39.0%, respectively. On an adjusted basis, for the three months and six months ended December 31, 2008, our effective tax rate was 26.7% and 26.9%, respectively.

SEGMENT NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three and six months ended December 31, 2009 and 2008:

(In thousands)	Three Months Ended		Six Months Ended

December 31, 2009		December 31, 2008	December 31, 2009	December 31, 2008

Segment Net Sales:
North America Fragrance	$262,515	$248,188	$430,647	$425,748
International	118,149	111,499	203,377	205,925
Other	12,681	10,318	24,484	22,520

Total	$393,345	$370,005	$658,508	$654,193

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	December 31, 2009	June 30, 2009	December 31, 2008

Cash	$32,705	$23,102	$29,136
Accounts Receivable, Net	237,094	190,273	236,067
Inventories	264,712	318,535	390,500
Property and Equipment, Net	68,478	64,110	52,011
Exclusive Brand Licenses, Trademarks and Intangibles, Net	183,925	186,321	198,386
Goodwill	21,054	21,054	21,054
Total Assets	874,700	879,087	986,252
Short-Term Debt	66,000	115,000	145,650
Current Portion of Long-Term Debt	-	545	1,035
Current Liabilities	275,085	307,126	401,076
Long-Term Liabilities	236,606	235,183	240,324
Total Debt	289,517	338,911	369,906
Shareholders' Equity	363,009	336,778	344,852
Working Capital	310,597	286,612	307,829

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)

	Six Months Ended

(In thousands)	December 31, 2009	December 31, 2008

Net cash provided by (used in) operating activities	$77,094	$(2,091)
Net cash used in investing activities	$(18,165)	$(18,172)
Net cash (used in) provided by financing activities	$(49,995)	$24,940
Net increase in cash and cash equivalents	$9,603	$2,740

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, operating cash flow and returns on invested capital, and the costs, savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, unfavorable changes in U.S. or international tax laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as the current global recession;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*

the success of, and costs associated with, our Global Efficiency Re-engineering initiative and related restructuring plan, including our transition to a turnkey manufacturing process and implementation of our new Oracle financial accounting and order processing system;

*

the potential for significant impairment charges relating to our trademark, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2009.

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